Exhibit 99.1

CORRECTING and REPLACING Five Point Holdings, LLC Announces Second Quarter 2017 Results

Aliso Viejo, CA, August 14, 2017 (Business Wire) – The press release announcing second quarter 2017 results dated August 10, 2017 has been revised to reflect an adjustment to the liability associated with the Company’s tax receivable agreement as of June 30, 2017.

The asterisked items in the Condensed Consolidated Balance Sheets (Unaudited) reflect the adjusted information. Also, the disclosure regarding total capital, assets and liabilities from the August 10, 2017 press release is replaced in its entirety with the following:

Total capital of Five Point was $1.8 billion as of June 30, 2017, reflecting

$2.4 billion in assets and $625 million in liabilities.

The corrected release reads:

Five Point Holdings, LLC Announces Second Quarter 2017 Results

Second Quarter 2017 and Recent Highlights

●	In May, completed a concurrent IPO and private placement generating $420 million in net cash proceeds (before offering expenses).

●	Cash and cash equivalents of $514 million at June 30, 2017.

●	In April, secured a $50 million unsecured revolving line of credit, all of which was available at June 30, 2017.

●	In July, the California Department of Fish and Wildlife re-approved the Resource and Conservation Plans and the Los Angeles County Board of Supervisors re-approved Landmark Village and Mission Village at Newhall Ranch.

●	In August, acquired a 75% equity interest for $107 million in a venture that acquired the Broadcom campus at Great Park Neighborhoods.

Aliso Viejo, CA, (Business Wire) – Five Point Holdings, LLC (“Five Point”), an owner and developer of mixed-use master-planned communities in coastal California, today reported second quarter 2017 financial results.

“We are pleased to release our first earnings report as a public company,” said Emile Haddad, Five Point’s Chairman and Chief Executive Officer. “We are in the early stages of realizing the full potential of our unique properties in San Francisco, Los Angeles and Orange Counties. We remain focused on the continued execution of our strategy to generate significant cash flow from our assets following many years of planning, approvals of our entitlements and capital investment. The completion of our IPO in May was an important step and provided us with additional capital to help us fund ongoing land development activities as we pursue our growth plans. We look forward to our relationship with our new shareholders.”

Second Quarter 2017 Consolidated Results

Liquidity and Capital Resources

As of June 30, 2017, we had $514.4 million of cash and cash equivalents, compared to $62.3 million at December 31, 2016. The increase was primarily due to the closing in May 2017 of an initial public offering of 24,150,000 of our Class A common shares and a private placement of 7,142,857 Class A common units in our operating company, Five Point Operating Company, LLC (the “Operating Company”), generating $419.7 million in cash proceeds after paying underwriting discounts and commissions. In addition, in the first quarter of 2017, the Company collected the final $30 million installment of the $120 million capital contribution from the prior owners of our subsidiary (the “San Francisco Venture”) that is developing The San Francisco Shipyard and Candlestick Point community, affiliates of Lennar Corporation and Castlelake, L.P.

In April 2017, the Operating Company entered into a $50 million senior unsecured revolving credit facility that provides for borrowings and issuances of letters of credit. The facility has an accordion feature that will allow the Operating Company to increase the maximum aggregate amount to $100 million, subject to certain conditions, including the receipt of commitments from additional lenders. The facility has an initial term of two years with two options to extend the maturity date, in each case, by an additional year, subject to satisfaction of certain conditions including the approval of the administrative agent and lenders. Borrowings under the facility bear interest at LIBOR plus a margin ranging from 1.75% to 2.00% based on the Operating Company’s leverage ratio. No funds have been drawn on the facility to date.

Total capital of Five Point was $1.8 billion as of June 30, 2017, reflecting $2.4 billion in assets and $625 million in liabilities.

Three Months Ended June 30, 2017 and 2016

Revenues. Revenues increased by $6.0 million, or 83.5%, to $13.2 million for the three months ended June 30, 2017, from $7.2 million for the three months ended June 30, 2016. The increase in revenue was primarily due to recognition of profit participation payments, marketing fees and other builder fees attributed to prior period land sales. No significant land sales closed escrow in the second quarters of 2017 or 2016. Additionally, the increase was also driven in part by revenues from development management services provided to certain related parties being reflected in operations for the full quarter in 2017 compared to a portion of the quarter in 2016 (from the acquisition date of May 2, 2016 to June 30, 2016). Prior to the acquisition transactions completed on May 2, 2016 (the “Formation Transactions”), we did not provide development management services.

Selling, general, and administrative. Selling, general, and administrative expenses decreased by $29.6 million, or 51.5%, to $27.9 million for the three months ended June 30, 2017, from $57.5 million for the three months ended June 30, 2016. This decrease was primarily due to higher compensation expense in 2016 as a result of $12.0 million in bonus payments and share based compensation expense of $20.5 million incurred in connection with the Formation Transactions.

Equity in loss from unconsolidated entity. We acquired a 37.5% percentage interest in Heritage Fields LLC, which is developing Great Park Neighborhoods (the “Great Park Venture”), in connection with the Formation Transactions. For the three months ended June 30, 2017, we recognized $2.4 million in equity losses from our investment in the Great Park Venture.

Net Loss. The consolidated net loss for the quarter was $24.3 million. $14.5 million, or just under 60% of the loss, was allocated to the Company’s noncontrolling interests, resulting in a $9.8 million loss attributable to the Company.

Six Months Ended June 30, 2017 and 2016

Revenues. Revenues increased by $93.8 million, or 800.8%, to $105.5 million for the six months ended June 30, 2017, from $11.7 million for the six months ended June 30, 2016. The increase in revenue was primarily due to a land sale, to a related party, of 3.6 acres in The San Francisco Shipyard and Candlestick Point community that closed escrow in January 2017. The increase was also driven in part by revenues from development management services provided to certain related parties. Prior to the Formation Transactions, we did not provide development management services.

Selling, general, and administrative. Selling, general, and administrative expenses decreased by $14.3 million, or 20.6%, to $55.1 million for the six months ended June 30, 2017, from $69.4 million for the six months ended June 30, 2016. This decrease was primarily due to higher compensation expense in 2016 as a result of $12.0 million in bonus payments and share based compensation expense of $20.5 million incurred in connection with the Formation Transactions. Offsetting these higher 2016 expenses was an increase of approximately $13.5 million in general and administrative expenses, including payroll expenses (excluding share-based compensation), incurred for the six months ended June 30, 2017 that is attributable to the acquired business operations of the San Francisco Venture and the corporate overhead of the two entities (together, the “Management Company”) that have historically managed the development of the Great Park Neighborhoods and Newhall Ranch communities primarily because the 2017 results include six months of operations for the San Francisco Venture and the Management Company compared to just two months of operations in 2016 (from the acquisition date on May 2, 2016 to June 30, 2016).

Management fees. For the six months ended June 30, 2016, we incurred management fees of $1.7 million related to the engagement of the Management Company as the development manager of Newhall Ranch. As a result of our acquisition of the Management Company in the Formation Transactions, the development management agreement for Newhall Ranch was terminated.

Equity in loss from unconsolidated entity. For the six months ended June 30, 2017, we recognized $5.2 million in equity losses from our investment in the Great Park Venture.

Net Loss. The consolidated net loss for the six months ended June 30, 2017 was $47.4 million. $29.8 million was allocated to the Company’s non-controlling interests, resulting in a $17.6 million loss attributable to the Company.

Segment Results

Newhall Segment – On June 14, 2017, the California Department of Fish and Wildlife re-approved our resource management and development plan and conservation plan and certified that our Net Zero emission plan will offset 100% of the projects’ greenhouse gas emissions. On July 18, 2017, the county of Los Angeles held a public hearing and re-approved the maps for our first two villages, which add up to approximately 5,500 home sites and 2.5 million square feet of commercial space. We anticipate that these approvals put us on track for what we anticipate to be the start of development by the fall of next year.

Total revenues were $7.5 million for the second quarter and $10.5 million for the six months ended June 30, 2017. Land sale revenues in both periods represent recognition of deferred revenue, profit participation payments and collection of various builder fees related to prior period land sales. Selling, general, and administrative expenses were $9.1 million for the second quarter and $16.5 million for the six months ended June 30, 2017.

San Francisco Segment – In January 2017, we closed the sale of 3.6 acres of land for $91.4 million and the re-conveyance of 90,000 square feet of retail space. On June 13, 2017, the San Francisco County Board of Supervisors unanimously approved amending the redevelopment plans for Shipyard/Candlestick to exempt the office development from the restrictions imposed by Measure M, which imposes a limit on the amount of office space that can be developed each year within the city limits. This approval gives us a meaningful advantage over other office projects in the city which compete for the annual allocation of office construction. In addition, we have started the process of amending the disposition and development agreement with the City of San Francisco to increase the total amount of commercial use by over 2 million square feet, most of which we anticipate will be for office use.

Total revenues were $1.7 million for the second quarter 2017 and $86.9 million for the six months ended June 30, 2017. Land sale revenue for the six months primarily consists of a sale of 3.6 acres in Candlestick Point for gross proceeds of $91.4 million. The San Francisco Venture is required to complete certain infrastructure elements under the terms of the purchase and sale agreement and as of June 30, 2017, we have deferred $10.3 million in revenue related to the sale that will be recognized as the development obligations are completed. Selling, general, and administrative expenses were $13.5 million for the six months ended June 30, 2017.

Great Park Segment – We currently have two neighborhoods with sales activity. Beacon Park, with a total of 1,029 homes is 96% sold out and Parasol Park, which opened earlier this year, has 727 homes and is 46% sold out. By the first quarter of 2018, we anticipate that Parasol will be substantially sold out. We are currently finalizing our builder selection and completing our agreements for the sale of our next neighborhood with approximately 1,000 homes across 14 products. We expect sales to builders will close in the third quarter of 2017 and the grand opening of the models will occur in spring of 2018.

Total revenues were $6.5 million for the second quarter 2017 and $15.2 million for the six months ended June 30, 2017. Land sale revenues of $7.2 million for the six months ended June 30, 2017 represent deferred revenue, collection of marketing fees and profit participation payments from prior period land sales. There were no land sales closed during the first half of 2017. Collection of $8.1 million in management fees by the Management Company, pursuant to the development management agreement, is included in segment revenue for the six months ended June 30, 2017. Included within management services costs and expenses are $5.0 million in general and administrative costs and expenses incurred directly by the Management Company’s project team that is managing the development of the Great Park Neighborhoods. Selling, general, and administrative expenses were $12.1 million for the six months ended June 30, 2017 and represent marketing related costs and project team and other administrative costs that are reimbursed to the Management Company per the terms of the development management agreement. Management fees of $3.1 million for the six month period represent the base management fee paid pursuant to the development management agreement. Excluding net income of the Management Company, the Great Park Venture recognized a net loss of $11.1 million for the six months ended June 30, 2017. After taking into account the basis adjustment, the Company’s investment in Great Park Venture was reduced by $5.2 million for the six month period ended June 30, 2017.

Recent Developments

Broadcom Campus Acquisition. On August 4, 2017, we formed, through a wholly owned subsidiary, a joint venture with two other members. We contributed $106.5 million to the joint venture in exchange for a 75% ownership interest. On August 10, 2017, the new joint venture purchased, from a subsidiary of Broadcom Limited (“Broadcom”), approximately 73 acres of commercial land (the “Broadcom Campus”) in the Great Park Neighborhoods for approximately $443 million. On the Broadcom Campus, two buildings have been completed, and two more are nearing completion, for a total of approximately 1,039,000 square feet.

The joint venture funded the purchase price (and the cost of future tenant improvements and capital expenditures) with capital contributions and approximately $339 million in borrowings, which are non-recourse other than for customary “bad act” recourse exceptions. Two of the buildings on the property (approximately 660,000 aggregate square feet) will be leased back to Broadcom under a 20-year triple net lease. A subsidiary of Lennar Corporation and one of our subsidiaries will lease an aggregate total of approximately 135,000 square feet of office space in one of the buildings under ten-year full service gross leases.

We expect the annual stabilized net operating income from the campus to be approximately $27 million.

Conference Call Information

In conjunction with this release, Five Point will host a conference call today, Thursday, August 10, 2017, at 5:00 pm Eastern Time. Emile Haddad, Chairman, President and Chief Executive Officer and Erik Higgins, Chief Financial Officer and Vice President will host the call. Interested investors and other parties can listen to a webcast of the live conference call by logging onto the Investor Relations section of the Company’s website at ir.fivepoint.com. The online replay will be available on the same website immediately following the call. The conference call can also be accessed by dialing (877) 425-9740 (domestic) or (201) 389-0878 (international). A telephonic replay will be available approximately two hours after the call by dialing (844) 512-2921, or for international callers, (412) 317-6671. The passcode for the live call and the replay is 13667513. The replay will be available until 11:59 p.m. Eastern Time on August 24, 2017.

About Five Point

Five Point, headquartered in Aliso Viejo, California, designs and develops mixed-use, master-planned communities in coastal California. Five Point is developing vibrant and sustainable communities in Orange County, Los Angeles County, and San Francisco County that will offer homes, commercial, retail, educational, and recreational elements as well as civic areas, parks, and open spaces. Five Point’s three communities are: Great Park Neighborhoods® in Irvine, Newhall Ranch® near Valencia, and The San Francisco Shipyard/Candlestick Point in the City of San Francisco. The communities are planned to include approximately 40,000 residential homes and approximately 21 million square feet of commercial space.

Forward-Looking Statements

This press release contains forward-looking statements that are subject to risks and uncertainties. These statements concern expectations, beliefs, projections, plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. When used, the words “anticipate,” “believe,” “expect,” “intend,” “may,” “might,” “plan,” “estimate,” “project,” “should,” “will,” “would,” “result” and similar expressions that do not relate solely to historical matters are intended to identify forward-looking statements. This press release may contain forward-looking statements regarding: our expectations of our future revenues, costs and financial performance; future demographics and market conditions in the areas where our communities are located; the outcome of pending litigation and its effect on our operations; the timing of our development activities; and the timing of future real estate purchases or sales. We caution you that any forward-looking statements included in this press release are based on our current views and information currently available to us. Forward-looking statements are subject to risks, trends, uncertainties and factors that are beyond our control. Some of these risks and uncertainties are described in more detail in our filings with the SEC, including our quarterly reports on Form 10-Q, under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or projected. We caution you therefore against relying on any of these forward-looking statements. While forward-looking statements reflect our good faith beliefs, they are not guarantees of future performance. They are based on estimates and assumptions only as of the date hereof. We undertake no obligation to update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, new information, data or methods, future events or other changes, except as required by applicable law.

Five Point Investors:

investor.relations@fivepoint.com

or

Media:

Steve Churm, 949-349-1034

steve.churm@fivepoint.com

Source: Five Point Holdings, LLC

FIVE POINT HOLDINGS, LLC

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands, except shares)

(Unaudited)

	June 30, 2017	December 31, 2016
ASSETS
INVENTORIES	$1,322,614	$1,360,451
INVESTMENT IN UNCONSOLIDATED ENTITY	412,491	417,732
PROPERTIES AND EQUIPMENT—NET	33,866	34,409
INTANGIBLE ASSET—RELATED PARTY	127,593	127,593
CASH AND CASH EQUIVALENTS	514,411	62,304
RESTRICTED CASH AND CERTIFICATES OF DEPOSIT	2,298	2,343
MARKETABLE SECURITIES—HELD TO MATURITY	10,082	20,577
RELATED PARTY ASSETS	7,502	82,411
OTHER ASSETS	18,150	6,762

TOTAL	$2,449,007	$2,114,582

LIABILITIES AND CAPITAL
LIABILITIES:
Notes payable	$69,652	$69,387
Accounts payable and other liabilities	97,271	114,080
Related party liabilities	200,306	221,157
Payable pursuant to tax receivable agreement*	258,061	201,845

Total liabilities*	625,290	606,469

CAPITAL:
Class A common shares; No par value; Issued and outstanding: 2017—62,257,706 shares; 2016—37,426,008 shares
Class B common shares; No par value; Issued and outstanding: 2017—81,463,433 shares; 2016—74,320,576 shares
Contributed capital*	520,124	260,779
Accumulated deficit	(33,019)	(15,394)
Accumulated other comprehensive loss	(2,845)	(2,469)

Total members’ capital*	484,260	242,916
Noncontrolling interests	1,339,457	1,265,197

Total capital*	1,823,717	1,508,113

TOTAL	$2,449,007	$2,114,582

FIVE POINT HOLDINGS, LLC

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands)

(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2017	2016	2017	2016
REVENUES:
Land sales	$4,739	$687	$5,204	$2,662
Land sales—related party	587	790	84,858	1,149
Management services—related party	5,481	3,391	10,951	3,391
Operating properties	2,439	2,351	4,536	4,515

Total revenues	13,246	7,219	105,549	11,717

COSTS AND EXPENSES:
Land sales	1,667	(249)	82,114	(249)
Management services	2,657	1,403	5,306	1,403
Operating properties	2,912	2,408	5,192	5,207
Selling, general, and administrative	27,934	57,540	55,109	69,417
Management fees—related party	—	429	—	1,716

Total costs and expenses	35,170	61,531	147,721	77,494

EQUITY IN LOSS FROM UNCONSOLIDATED ENTITY	(2,365)	(182)	(5,241)	(182)

LOSS BEFORE INCOME TAX BENEFIT	(24,289)	(54,494)	(47,413)	(65,959)
INCOME TAX BENEFIT	—	1,083	—	4,456

NET LOSS	(24,289)	(53,411)	(47,413)	(61,503)
LESS NET LOSS ATTRIBUTABLE TO NONCONTROLLING INTERESTS	(14,506)	(34,750)	(29,788)	(37,718)

NET LOSS ATTRIBUTABLE TO THE COMPANY	$(9,783)	$(18,661)	$(17,625)	$(23,785)